Exhibit 21.1

ROSETTA STONE INC. SUBSIDIARIES
As of March 16, 2015

Entity	Jurisdiction of Incorporation
Rosetta Stone Holdings Inc.	Delaware
Rosetta Stone Ltd. (Formerly Fairfield & Sons Ltd. d/b/a Fairfield Language Technologies)	Virginia
Rosetta Stone International Inc.	Delaware
Rosetta Stone Brazil Holding LLC	Delaware
Rosetta Stone (UK) Limited	England and Wales
Rosetta Stone Japan Inc.	Japan
Rosetta Stone GmbH	Germany
Rosetta Stone Korea Ltd.	Republic of Korea
Rosetta Stone Canada Inc.	Canada
Rosetta Stone Hong Kong Limited	Hong Kong
Rosetta (Shanghai) Software Trading Co., Ltd.	Shanghai
Rosetta Stone Ensino de Linguas Ltda.	Brazil
Rosetta Stone France SAS	France
Livemocha LLC (formerly Livemocha Inc.)	Delaware
Lexia Learning Systems LLC (formerly Lexia Learning Systems Inc.)	Delaware
Rosetta Stone S.A. (formerly Tell Me More S.A.)	France
Auralog Studios SARL	France
Auralog SL	Spain
Rosetta Stone Mexico SA de CV (formerly Auralog SA de CV)	Mexico
Auralog Software Development (Beijing) Company Ltd.	China